Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-254170 and 333-228661) and Form S-8 (Nos. 333-259662, 333-254173, 333-241681, 333-237283, 333-230283, 333-230281, and 333-222060) of Spero Therapeutics, Inc. of our report dated March 31, 2022 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 31, 2022